                         [PULASKI FINANCIAL CORP. LOGO]


FOR IMMEDIATE RELEASE

                    PULASKI FINANCIAL REPORTS FOURTH QUARTER
                        NET INCOME UP 63% TO $2.6 MILLION

        o  QUARTER-TO-DATE DILUTED EPS UP 44% AND FULL-YEAR DILUTED EPS UP 19%
        o  MONEY MARKET BALANCES EXPAND 42% DURING THE QUARTER
        o  TOTAL DEPOSITS INCREASE 32% FOR THE YEAR
        o NET INTEREST INCOME EXPANDS 19% TO $6.7 MILLION IN CURRENT QUARTER AND 18% TO $24.8 MILLION FOR THE YEAR ON STRONG LOAN AND DEPOSIT GROWTH
        o  RETAINED LOAN PORTFOLIO GROWS 5% IN THE QUARTER AND 24% FOR THE YEAR

ST. LOUIS, OCTOBER 24, 2006--Pulaski Financial Corp. (Nasdaq Global Select:
PULB) today announced net income for the quarter ended September 30, 2006 of $2.6 million, or $0.26 per diluted share, compared with $1.6 million, or $0.18 per diluted share, in the same quarter a year ago. Earnings for both periods were impacted by changes in value of derivative financial instruments, totaling a gain of $140,000, or $0.01 per diluted share after-tax, for the quarter ended September 30, 2006 and a loss of $724,000, or $0.05 per diluted share after-tax, for the quarter ended September 30, 2005.

Net income for the year ended September 30, 2006 increased 32% to $9.8 million, or $1.01 per diluted share, compared with $7.5 million, or $0.85 per diluted share, for the year ended September 30, 2005. In February 2006, the Company benefited from a $2.5 million gain on the sale of a branch location, which resulted in an after-tax gain of approximately $0.16 per diluted share. Diluted earnings per share for the quarter and year ended September 30, 2006 were reduced due to a 1.2 million increase in the number of shares outstanding resulting from stock issued in a secondary public offering in February 2006.

NET INTEREST INCOME SEES STRONG GROWTH
Driven by growth in loans and lower-cost transaction deposits, net interest income grew 19% to $6.7 million in the fourth quarter compared with $5.6 million in the same period in 2005. This was due in large part to continued growth in commercial loans. "Several years ago we saw an opportunity for growth in commercial lending to small and medium-sized businesses. Our strategy has been to build a first-rate commercial lending team and empower them to do their job. As a result of that effort, our commercial loan portfolio remains the fastest growing segment of our business," William A. Donius, Chairman and Chief Executive Officer, commented.

Total assets at quarter-end increased to $961.8 million from $789.9 million at September 30, 2005, due to strong growth in loans, which was entirely funded during the year by deposit growth. Loan balances expanded 5%, or $35.5 million, to $785.2 million during the quarter ended September 30, 2006. For the year, the retained loan portfolio increased 24%, or $152.0 million, from September 30, 2005. Net interest income increased 18% to $24.8 million for the twelve months.

During the quarter ended September 30, 2006, deposits increased $31.8 million, or 5%, due primarily to a $39.9 million increase in money market balances. "We were very pleased with the success of our `Big Bertha Bundle' money market campaign. We believe the market was well positioned for this campaign, which involved offering a special rate to large deposit customers who maintain both a money market and primary checking account with the Company," said Donius. The campaign was limited to large retail customers, which was designed to limit the repricing of the Company's existing money market balances. The result was growth in the new product at a cost less than the Company's incremental cost of borrowings and with less than 20% of existing money market balances repricing.

For the year, total deposits increased 32% to $655.6 million at September 30, 2006, while the balances of brokered deposits and borrowings from the Federal Home Loan Bank at September 30, 2006 remained relatively unchanged at $118.5 million and $172.8 million, respectively. As a result, wholesale funding, as a percent of total assets, declined from 39.6% at September 30, 2005 to 32.7% at year end 2006.

"Earlier this year, we raised additional capital through a common stock offering to support the improvement and expansion of our bank facilities, staff and banking technologies. We added two new bank locations this year and plan to add two to three more in the next 24 months. We expanded core transaction account balances 51%, or nearly $88 million for the year, which is essential for the long-term growth of our Company. Many of these new balances are at a higher cost today. However, in time we believe the new accounts will grow in value," Donius commented.

RETAIL BANKING INCOME EXPANDS
Retail banking income increased 26% to $816,000 for the quarter due to growth in bank locations and transaction account relationships. "We added approximately 2,600 checking accounts during the year, a 17% increase. This was due in part to the acquisition of Central West End Bank. However, the growth in accounts can also be attributed to the success of our marketing efforts aimed at attracting new retail customers. We believe the planned new locations and resulting additional relationships will continue to grow our retail banking revenue. Core deposit growth remains a key element of our strategy," Donius noted.

MORTGAGE REVENUES DECLINE WHILE OTHER REVENUES RISE
Mortgage revenues decreased $613,000, or 35%, to $1.1 million for the quarter ended September 30, 2006 compared with $1.8 million during the same quarter in 2005, and increased $27,000 on a linked-quarter basis from June 30, 2006. The decline in mortgage revenues was due primarily to a lower volume of loans sold during the quarter. Loan sales totaled $327 million during the fourth quarter of 2006 compared with $374 million in the fourth quarter a year ago. Total loans sold for the twelve months ended September 30, 2006 were $1.15 billion compared to $1.06 billion for the twelve months ended September 30, 2005.

Other noninterest income sources continued to expand. During the September quarter, the Company realized $186,000 in appraisal revenues from a new line of business within the mortgage division, which helped offset a decline in title division revenues to $183,000 from $261,000 in the comparable 2005 quarter. "Cross-selling is one of our core strategic values. We recognize that the hundreds of loan applications we close every month provide opportunities to cross-sell appraisal and title services. Through our premier mortgage operation, we have the opportunity to capture significant additional fee income and a larger percentage of the total fees each new mortgage generates," Donius said. "We hope to achieve a 50% efficiency ratio on these divisions as they grow."

The investment division's revenues increased to $179,000 in the September 2006 quarter from $160,000 in last year's quarter. "With the pause in interest rates, bond sales are starting to pick up. The division is becoming profitable," Donius commented.

NONINTEREST EXPENSE DECLINES DUE TO DERIVATIVE GAINS
Noninterest expense decreased $395,000, or 7.0%, to $5.2 million for the quarter ended September 30, 2006 compared with the same 2005 quarter primarily due to a gain on derivative financial instruments in the 2006 quarter compared with a loss in the previous period. Excluding the impact from derivatives, noninterest expense increased $469,000 for the three months ended September 30, 2006 compared to the 2005 quarter. The most significant increases were in advertising, occupancy and equipment expenses. Current period advertising increased 62% over the same period a year ago to $381,000. The increase was due largely to a strong television and newspaper campaign to support the "Big Bertha Bundle Campaign" which has yielded excellent results. Occupancy and equipment expense increased following the addition of two banking locations acquired in the Central West End Bank purchase combined with other building and facility improvements.

ASSET QUALITY REMAINS STRONG
Nonperforming assets remained relatively unchanged at $9.8 million at September 30, 2006 compared with $10.0 million at June 30, 2006, but increased from $6.8 million at September 30, 2005. The provision for loan losses for the quarter totaled $350,000 compared with $639,000 in the same period a year ago. The lower provision resulted primarily from changes in management's risk assessment of certain portions of the retained home equity loan portfolio and loans acquired in the purchase of Central West End Bank. The level of nonperforming loans to total loans was 0.82% at September 30, 2006 compared with 0.85% at September 30, 2005. The allowance for loan losses at September 30, 2006 was $7.8 million, or 111.9% of nonperforming loans and 0.92% of total loans, compared with $6.8 million, or 113.5% of nonperforming loans and 0.97% of total loans at September 30, 2005. Net charge-offs for the year totaled $772,000, or 0.09% of net loans, compared with $407,000 of net charge-offs, or 0.06% of net loans in 2005. Current year activity included $378,000 in charge offs from sales of non-performing residential pools. Real estate acquired in settlement of loans totaled $2.8 million at September 30, 2006 compared with $3.1 million at June 30, 2006 and $754,000 at September 30, 2005.

OUTLOOK
"The growth opportunities for Pulaski are better today than at any time in our 85 year history," Donius noted. He continued, "We believe 2007 will be a year of significant expansion as we plan to open two to three new banking locations in the central corridor of metropolitan St. Louis. Early 2006 operating earnings were slightly below our expectations, but we saw significant improvement in the second half of the year. We are expecting continued double digit growth in net interest income combined with improved mortgage revenues and retail banking revenues. Similar to 2006, we expect the seasonality of the mortgage business to result in better earnings in the June and September quarters compared with the first half of 2007." Management expects to see an increase in operating earnings during 2007. However, due to the one-time gain on the sale of a banking location included in 2006 results, net income in 2007 is expected to approximate the full year earnings in fiscal 2006.

"The business environment remains challenging, with a softer housing market and intensifying competition. Nevertheless, the combination of our effective strategic plan and talented staff has allowed us to make solid progress and we expect that to continue in the coming year. Our emphasis on customer service continues to attract new deposits. The expansion of our commercial lending division continues to help us balance the cyclical fluctuations we experience in mortgage lending. The majority of our assets and liabilities are structured to reprice within one year, allowing us to adapt to a changing interest rate environment. Finally, we expect to expand our presence with the addition of two to three new bank locations in key areas of metropolitan St. Louis over the next two years," Donius concluded.

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss fourth quarter results and other developments tomorrow during a conference call beginning at 10 a.m. Central Daylight Time. The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/detailpage.aspx?sid=000035EF Participants in the conference call may dial 877- 407-9039 a few minutes before start time. The call also will be available for replay through November 8, 2006 at 877-660-6853, account number 3055 and conference I.D. 215407.


Pulaski Financial Corp., operating in its 84th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through nine full-service branch offices in St. Louis and a loan production office in Kansas City. The company's website can be accessed at www.pulaskibankstl.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Pulaski Financial Corp., are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. Additional factors that could materially affect the Company's financial results, is included in its filings with the Securities and Exchange Commission including
Item 1A -Risk Factors- in the Company's Form 10-K. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Statements herein are made only as of the date of this presentation. Except as required by applicable law or other regulation, Pulaski Financial Corp. does not undertake, and specifically disclaims any obligation to release publicly, the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of this news release or reflect the occurrence of anticipated or unanticipated events.

FOR ADDITIONAL INFORMATION CONTACT:
William A. Donius, Chairman & CEO           Michael Arneth or Tad Gage
Pulaski Financial Corp.                     The Investor Relations Company
(314) 878-2210 Ext. 3610                    (312) 245-2700

                                TABLES FOLLOW...

                                                     PULASKI FINANCIAL CORP.
                                           UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                                        AT SEPT. 30,            AT JUNE 30,           AT SEPT. 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                            2006                   2006                   2005
                                                                  -----------------      ------------------     -----------------
Total assets                                                          $ 961,818               $ 938,888             $ 789,861
Loans receivable, net                                                   785,199                 749,734               633,195
Allowance for loan losses                                                 7,817                   7,635                 6,806
Loans held for sale, net                                                 60,371                  76,335                64,335
Investment securities  (includes equity securities)                      17,449                  13,957                10,228
FHLB stock                                                                9,524                   9,426                 8,462
Mortgage-backed & related securities                                      3,631                   3,843                 4,833
Cash and cash equivalents                                                22,116                  20,621                25,688
Deposits                                                                655,577                 623,785               496,171
Deposit liabilities held for sale                                             -                       -                25,375
FHLB advances                                                           172,800                 188,500               171,000
Subordinated debentures                                                  19,589                  19,589                19,589
Stockholders' equity                                                     75,027                  73,735                48,246
Total book value per share                                                $7.54                   $7.46                 $5.72
Tangible book value per share                                             $7.08                   $7.00                 $5.66

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                            0.82%                   0.82%                 0.85%
Nonperforming assets as a percent of total assets                          1.02%                   1.07%                 0.85%
Allowance for loan losses as a percent of total loans                      0.92%                   0.92%                 0.97%
Allowance for loan losses as a percent of nonperforming loans            111.90%                 111.74%               113.51%

                                                                    THREE MONTHS                              TWELVE MONTHS
SELECTED OPERATING DATA                                            ENDED SEPT. 30,                            ENDED SEPT. 30,
                                                         -----------------------------------        --------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                  2006                2005                   2006               2005
                                                         --------------       -------------         -------------     --------------
Interest income                                          $      15,653        $     11,046          $     53,843      $      37,792
Interest expense                                                 8,982               5,459                29,027             16,732
                                                         --------------       -------------         -------------     --------------

Net interest income                                              6,671               5,587                24,816             21,060
Provision for loan losses                                          350                 639                 1,501              1,635
                                                         --------------       -------------         -------------     --------------

Net interest income after provision for loan losses              6,321               4,948                23,315             19,425
                                                         --------------       -------------         -------------     --------------

Retail banking fees                                                815                 650                 3,033              2,467
Mortgage revenues                                                1,144               1,757                 3,999              5,508
Gain (loss) on loan pool sales                                       -                   -                  (122)               224
Revenue from title company operations                              183                 261                   742                756
Revenue from investment division operations                        179                 160                   598                668
Revenue from appraisal division operations                         186                   -                   186                  -
Gain on sale of branch                                               -                   -                 2,474                  -
Gain on sale of securities                                          67                   -                   123                  -
Other                                                              425                 382                 1,678              1,283
                                                         --------------       -------------         -------------     --------------
   Total non-interest income                                     2,999               3,210                12,711             10,906
                                                         --------------       -------------         -------------     --------------

Compensation expense                                             2,381               2,420                 9,582              9,239
Occupancy, equipment and data processing                         1,321               1,139                 5,083              4,180
Loss (gain) on derivative financial instruments                   (140)                724                   194                320
Charitable contributions                                            48                  31                   373                114
Other                                                            1,624               1,315                 5,531              4,581
                                                         --------------       -------------         -------------     --------------
   Total non-interest expense                                    5,234               5,629                20,763             18,434
                                                         --------------       -------------         -------------     --------------

Income before income taxes                                       4,086               2,529                15,263             11,897
Income taxes                                                     1,468                 925                 5,425              4,418
                                                         --------------       -------------         -------------     --------------
Net income                                               $       2,618        $      1,604          $      9,838      $       7,479
                                                         ==============       =============         =============     ==============

PERFORMANCE RATIOS
Return on average assets                                          1.11%               0.82%                 1.14%              1.05%
Return on average equity                                         13.73%              13.08%                14.98%             16.55%
Interest rate spread                                              2.76%               2.86%                 2.87%              3.04%
Net interest margin                                               3.07%               3.04%                 3.12%              3.18%
                                                         ==============       =============         =============     ==============

SHARE DATA
Weighted average shares outstanding-basic                    9,644,120           7,985,038             9,108,621          7,925,974
Weighted average shares outstanding-diluted                 10,256,175           8,888,655             9,723,571          8,828,224
EPS-basic                                                        $0.27               $0.20                 $1.08              $0.94
EPS-diluted                                                      $0.26               $0.18                 $1.01              $0.85
Dividends                                                        $0.09               $0.08                 $0.34              $0.28


                                             PULASKI FINANCIAL CORP.
                             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued
                                             (DOLLARS IN THOUSANDS)

LOANS RECEIVABLE                                              SEPTEMBER 30,                JUNE 30,                SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                            2006                      2006                       2005
                                                            -----------------         -----------------          -----------------
Commercial & Industrial Loans                               $         48,785          $         45,508           $         26,306
Real estate mortgage:
  One to four family residential                                     314,746                   297,908                    255,729
  Multi-family residential                                            13,629                    12,499                     13,994
  Commercial real estate                                             150,529                   136,783                    104,701
                                                            -----------------         -----------------          -----------------
       Total real estate mortgage                                    478,904                   447,190                    374,424
                                                            -----------------         -----------------          -----------------
Real estate construction and development:
  One to four family residential                                      30,586                    31,023                     33,652
  Multi-family residential                                             6,042                     6,186                      1,790
  Commercial real estate                                              20,567                    19,714                      9,580
                                                            -----------------         -----------------          -----------------
       Total real estate construction and development                 57,195                    56,923                     45,022
                                                            -----------------         -----------------          -----------------
Equity line of credit                                                207,153                   208,051                    195,647
Consumer and installment                                               6,276                     6,042                      3,514
                                                            -----------------         -----------------          -----------------
                                                                     798,313                   763,714                    644,913
                                                            -----------------         -----------------          -----------------
Add (less):
  Deferred loan (costs) fees                                           4,879                     4,672                      3,931
  Loans in process                                                   (10,176)                  (11,017)                    (8,843)
  Allowance for loan losses                                           (7,817)                   (7,635)                    (6,806)
                                                            -----------------         -----------------          -----------------
                                                                     (13,114)                  (13,980)                   (11,718)
                                                            -----------------         -----------------          -----------------
               Total                                        $        785,199          $        749,734           $        633,195
                                                            =================         =================          =================
Weighted average rate at end of period                                  7.50%                     7.40%                      6.59%
                                                            =================         =================          =================

                                                      SEPTEMBER 30, 2006          JUNE 30, 2006            SEPTEMBER 30, 2005
                                                      ------------------          -------------            ------------------
                                                                   WEIGHTED                  WEIGHTED                   WEIGHTED
DEPOSITS                                                           AVERAGE                    AVERAGE                   AVERAGE
(DOLLARS IN THOUSANDS)                                             INTEREST                  INTEREST                   INTEREST
                                                      BALANCE        RATE       BALANCE        RATE        BALANCE        RATE
                                                  ===============================================================================
Demand Deposit Accounts:
   Noninterest-bearing checking                   $       38,830     0.00%   $      36,975      0.00%   $      29,192     0.00%
   Interest-bearing checking                              53,448     1.66%          58,867      1.57%          28,994     0.16%
   Money market                                          134,383     4.12%          94,508      3.29%          82,638     2.34%
   Passbook savings accounts:                             31,895     0.39%          33,737      0.36%          30,230     0.35%
                                                  -----------------          --------------             --------------
        Total demand deposit accounts                    258,556     2.53%         224,087      1.85%         171,054     1.22%
                                                  -----------------          --------------             --------------
Certificates of Deposit: (*)
    $100,000 or less                                     207,900     4.91%         197,918      4.58%         162,798     3.11%
    Greater than $100,000                                189,121     4.43%         201,780      4.21%         162,319     3.53%
                                                  -----------------          --------------             --------------
        Total certificates of deposit                    397,021     4.68%         399,698      4.39%         325,117     3.32%
                                                  -----------------          --------------             --------------
         Total deposits                           $      655,577     3.83%   $     623,785      3.48%   $     496,171     2.60%
                                                  =================          ==============             ==============
 (*) Includes brokered deposits                   $      118,500             $     141,969              $     118,856
                                                  =================          ==============             ==============

NONPERFORMING ASSETS                                      SEPTEMBER 30,               JUNE 30,                SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                        2006                      2006                       2005
                                                        -----------------         -----------------          -----------------
Non-accrual loans:
    Residential real estate                             $            794          $          1,123           $            142
    Home equity                                                      119                       310                          -
    Other                                                             27                        45                         24
                                                        -----------------         -----------------          -----------------
        Total non-accrual loans                                      940                     1,478                        166
                                                        -----------------         -----------------          -----------------
Accruing loans past due 90 days or more:
    Residential real estate                                        3,984                     3,708                      4,742
    Home equity                                                    1,456                     1,112                        618
    Other                                                             84                       163                        457
                                                        -----------------         -----------------          -----------------
        Total accruing loans past due 90 days or more              5,524                     4,983                      5,817
                                                        -----------------         -----------------          -----------------
Restructured loans                                                   220                       219                         13
Other nonperforming loans                                            303                       153                          -
                                                        -----------------         -----------------          -----------------
        Total non-performing loans                                 6,987                     6,833                      5,996
Real estate acquired in settlement of loans                        2,764                     3,082                        754
Other nonperforming assets                                            43                       117                          -
                                                        -----------------         -----------------          -----------------
        Total non-performing assets                     $          9,794          $         10,032           $          6,750
                                                        =================         =================          =================

                                                       PULASKI FINANCIAL CORP.
                                                       AVERAGE BALANCE SHEETS
                                                       (DOLLARS IN THOUSANDS)

                                                                                THREE MONTHS ENDED
                                               -------------------------------------------------------------------------------------
                                                             Sept. 30, 2006                            Sept. 30, 2005
                                               ------------------------------------------  -----------------------------------------
                                                                  Interest       Average                  Interest        Average
                                                   Average          and           Yield/      Average       and            Yield/
                                                   Balance       Dividends         Cost       Balance     Dividends        Cost
                                               ------------------------------------------  -----------------------------------------
Interest-earning assets:
    Loans receivable                           $    781,026     $  14,339         7.34%    $   632,524    $   9,852         6.23%
    Loans available for sale                         58,569           969         6.62%         74,216        1,002         5.40%
    Other interest-earning assets                    28,897           346         4.77%         27,426          192         2.79%
                                               ------------     ---------                  -----------    ------------
        Total interest-earning assets               868,492        15,654         7.21%        734,166       11,046         6.02%
                                                                ---------                                 ------------
Noninterest-earning assets                           72,816                                     50,375
                                               ------------                                -----------
        Total assets                           $    941,308                                $   784,541
                                               ============                                ===========

Interest-bearing liabilities:
    Deposits                                   $    602,249     $   6,172         4.10%    $   486,491    $   3,398         2.79%
    Borrowed money                                  205,437         2,810         5.47%        205,200        2,061         4.02%
                                               ------------     ---------                  -----------    ------------
        Total interest-bearing liabilities          807,686         8,982         4.45%        691,691        5,459         3.16%
                                                                ---------                                 ------------
Noninterest-bearing deposits                         36,998                                     26,251
Noninterest-bearing liabilities                      20,370                                     17,545
Stockholders' equity                                 76,254                                     49,054
                                               ------------                                -----------
        Total liabilities and stockholders'
         equity                                $    941,308                                $   784,541
                                               ============                                ===========
Net interest income                                             $   6,672                                  $  5,587
                                                                =========                                  ===========
Interest rate spread                                                              2.76%                                     2.86%
Net interest margin                                                               3.07%                                     3.04%

                                                                                TWELVE MONTHS ENDED
                                               -------------------------------------------------------------------------------------
                                                             Sept. 30, 2006                            Sept. 30, 2005
                                               ------------------------------------------  -----------------------------------------
                                                                  Interest       Average                  Interest        Average
                                                   Average          and           Yield/      Average       and            Yield/
                                                   Balance       Dividends         Cost       Balance     Dividends        Cost
                                               ------------------------------------------  -----------------------------------------
Interest-earning assets:
    Loans receivable                           $ 716,045        $ 49,592          6.93%    $   584,134    $    34,155       5.85%
    Loans available for sale                      48,656           3,000          6.16%         50,815          2,774       5.46%
    Other interest-earning assets                 30,962           1,251          4.04%         27,284            863       3.16%
                                               -----------      ----------                 -------------  --------------
        Total interest-earning assets            795,663          53,843          6.77%        662,233         37,792       5.71%
                                                                ----------                                --------------
Noninterest-earning assets                        66,371                                        45,909
                                               -----------                                 -------------
        Total assets                           $ 862,034                                   $   708,142
                                               ===========                                 =============

Interest-bearing liabilities:
    Deposits                                   $ 552,626        $ 19,625          3.55%    $   442,927    $    10,223       2.31%
    Borrowed money                               191,166           9,402          4.92%        184,243          6,509       3.53%
                                               -----------      ----------                 -------------  --------------
        Total interest-bearing liabilities       743,792          29,027          3.90%        627,170         16,732       2.67%
                                                                ----------                                --------------
Noninterest-bearing deposits                      31,365                                        21,256
Noninterest-bearing liabilities                   21,203                                        14,039
Stockholders' equity                              65,674                                        45,677
                                               -----------                                 -------------
        Total liabilities and stockholders'
          equity                               $ 862,034                                   $   708,142
                                               ===========                                 =============
Net interest income                                             $ 24,816                                  $    21,060
                                                                ==========                                ==============
Interest rate spread                                                              2.87%                                     3.04%
Net interest margin                                                               3.12%                                     3.18%
